EX-2.5

AKNOWLEDGEMENT OF ASSIGNMENT OF DEBT

KNOW THAT on this 24th day of May, 2022, Suneetha Nandana Silva Sudusinghe, CEO, Pres., CFO, Chief Accounting Officer, Treasurer & Director of Cannabis Suisse Corp. (the “Company”) with an address of Lerzenstrasse 12, Dietikon 8953, Switzerland, hereby acknowledges, transfers, assigns and conveys to Okie, LLC (“Assignee”), with an address of 4300 S US Hwy 1, Ste 203-314, Jupiter, Florida 33477, and all of its successors the total amount of One Hundred Thirty-Five Thousand Dollars ($135,000.00 USD) in the aggregate due under Loans Agreement to the Assignee’s described as follows:

A Loan Agreement by and between Alan Parrik, (“Holder”) and Cannabis Suisse Corp. (the “Company”) dated January 19, 2022, in the amount of $85,000.00 Dollars (USD);

A Loan Agreement by and between Noi Tech LLC, (“Holder”) and Cannabis Suisse Corp. (the “Company”) dated April 15, 2021; and, as of March 29, 2022, had a Loan balance for future conversion in the amount of $20,000.00 Dollars (USD);

A Loan Agreement by and between Serhii Cherniienko, (“Holder”) and Cannabis Suisse Corp. (the “Company”) dated April 15, 2021; and, as of December 23, 2021, had a Loan balance for future conversion in the amount of $30,000.00 Dollars (USD).

Copies of such Assignment of Convertible Notes and Note Documents (“Notes”) are attached hereto.

The purchase price for this assignment of these Notes was included in the SECURITIES PURCHASE AGREEMENT by and between Suneetha Nandana Silva Sudusinghe (the “Seller”) and Scott Mcalister (the “Buyer”) of $450,000.00.

The rights and interests of such loans are assigned back to their original dates and include but are not necessarily limited to the amount of the Loans plus interest due to the Assignor’s under the Agreements and related documents, all of the rights and remedies and subject to all of the obligations of the Assignor’s there under, and the right either of Assignee’s behalf or in the name of the Assignor’s to take all actions, legal or otherwise, that Assignor’s would be entitled to take there under.

THE COMPANY: Cannabis Suisse Corp. ASSIGNEE: Okie, LLC

/s/ Suneetha Nandana Silva Sudusinghe /s/ Louis Plumbo____________

Suneetha Nandana Silva Sudusinghe Louis Palumbo

CEO, Pres., CFO, 4300 S US Hwy 1, Ste 203-314

Chief Accounting Officer, Jupiter, FL 33477

Treasurer & Director